EXHIBIT 10.76
                          CO-PROMOTION AGREEMENT

     This CO-PROMOTION AGREEMENT effective as of the 26th day of November, 1997 between ABBOTT LABORATORIES, through its ROSS PRODUCTS DIVISION, a corporation organized and existing under the laws of the State of Illinois and having its principal office at 100 Abbott Park Road, Abbott Park, Illinois 60064 (hereinafter individually and collectively referred to as "ABBOTT") and MEDIMMUNE, INC., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 35 West Watkins Mill Road, Gaithersburg, Maryland 20878 ("MEDIMMUNE").

                           W I T N E S S E T H:

     WHEREAS, the parties hereto desire to enter into a Co-Promotion Agreement with respect to PRODUCT (as hereinafter defined) in the TERRITORY (as hereinafter defined).

     NOW, THEREFORE, the PARTIES agree that the following terms and conditions shall apply with respect to the Co-Promotion of PRODUCT in the
TERRITORY:

1.   GENERAL
     (a) "AFFILIATE" shall mean any corporation or other business entity that directly or indirectly controls, is controlled by, or is under common control with a PARTY. Control means ownership or other beneficial interest in fifty percent (50%) or more of the voting stock or other voting interest of a corporation or other business entity.

     (b) "COMMITTEE" shall mean the advisory marketing committee as set forth in Section 2.3(a).

     (c) "FIRST COMMERCIAL SALE" of PRODUCT shall mean the first sale to a THIRD PARTY of PRODUCT in the TERRITORY after approval of the PRODUCT has been granted by the U.S. Food & Drug Administration ("FDA").

     (d) "GAAP" shall mean, as of any applicable date of determination, Generally Accepted Accounting Principles consistently applied.

     (e) "MARKETING PLAN" shall mean a plan for marketing and detailing of PRODUCT, including monthly PRODUCT sales forecasts for the TERRITORY and a marketing budget.

     (f) "NET SALES" shall mean with respect to PRODUCT that sum determined by deducting from the gross amount invoiced for PRODUCT by MEDIMMUNE in the TERRITORY in an arms length transaction to customers who are not AFFILIATES of MEDIMMUNE: (i) transportation charges to the extent included in the billing; (ii) trade, quantity or cash discounts, to the extent allowed; (iii) credits or allowances, if any,
                                 (PAGE 1)
     given or made on account of price adjustments, or returns, to the extent made; (iv) any and all Federal, state or local government rebates, whether in existence now, or enacted at any time during the term of this Agreement, to the extent made; (v) any tax, excise or other governmental charge upon or measured by the production, sale, transportation, delivery or use of the PRODUCT to the extent separately billed; (vi) a reasonable allowance for bad debt; in each case determined in accordance with MEDIMMUNE's normal internal accounting practices and GAAP.

     (g) "PARTY(IES)" shall mean ABBOTT and/or MEDIMMUNE, as the case may be.

     (h) "PRODUCT" shall mean the humanized antibody directed against respiratory syncytial virus ("RSV") and known as MEDI-493
     (palivizumab).

     (i) "TERRITORY" shall mean the United States of America, including its territories and possessions, Puerto Rico and excluding the State of Maine and the Commonwealth of Massachusetts; provided that if MEDIMMUNE reacquires rights to the PRODUCT in Maine and Massachusetts the TERRITORY shall from that point forward include the State of Maine and the Commonwealth of Massachusetts.

     (j) "THIRD PARTY" shall mean a party other than ABBOTT, MEDIMMUNE or their AFFILIATES.

     (k) "YEAR" shall mean the 12-month period beginning on July 1, 1998 and ending June 30, 1999 and each 12 month-period thereafter.

2.   CO-PROMOTION

2.1 (a) MEDIMMUNE hereby appoints ABBOTT as the co-promoter of PRODUCT in the TERRITORY. ABBOTT accepts such appointment and agrees to co-promote the PRODUCT with MEDIMMUNE in a manner consistent with this Agreement and the directions of MEDIMMUNE for the PRODUCT. Neither PARTY shall authorize any third party to sell or co-promote the PRODUCT in the TERRITORY other than authorized distributors that resell the PRODUCT. ABBOTT shall have the exclusive right to co-promote PRODUCT in the TERRITORY.

     (b) At ABBOTT's cost and expense, ABBOTT agrees to maintain at least (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) sales representatives whose primary call responsibility includes pediatricians (office and hospital based), neonatologists, pediatric infectious disease specialists and other pediatric support personnel, to train such sales force with respect to selling of PRODUCT and to use such sales force to actively promote PRODUCT each YEAR with special emphasis on such promotion during the months of September through March of each YEAR,
                                 (PAGE 2)
     with such promotion including but not limited to sales presentations to the target audience, and participation in conventions, and symposia.

     (c) At MEDIMMUNE's cost and expense, MEDIMMUNE agrees to maintain at least (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) sales representatives whose primary call responsibility includes hospital based physicians, neonatologists, pediatric infectious disease specialists and other pediatric support personnel, to train such sales force with respect to selling of PRODUCT and to use such sales force to actively promote PRODUCT each YEAR with special emphasis on such promotion during the months of September through March of each YEAR, with such promotion including but not limited to sales presentations to the target audience, and participation in conventions, and symposia.

     (d) ABBOTT and MEDIMMUNE shall be responsible for causing their respective sales forces to co-promote PRODUCT in accordance with the MARKETING PLAN only with promotional materials provided or approved by MEDIMMUNE and in accordance with all applicable laws, rules and regulations.

2.2  Sale and Manufacture of the PRODUCT.

     (a) During the term of this Agreement, MEDIMMUNE shall be responsible for:

                    (i) Manufacturing (or having manufactured), packaging, labeling, warehousing and distributing PRODUCT in the TERRITORY.

                    (ii) Accepting of orders, invoicing customers and
               collecting receivables.

                    (iii)Training materials, territory sales reports and
               promotional materials for both PARTIES field sales forces.

                    (iv) Providing customer service activities, medical
               information services and regulatory filings and activities.

                    (v) Preparation of a MARKETING PLAN for the PRODUCT for each YEAR which may be amended by MEDIMMUNE during the YEAR, after prior consultation with the COMMITTEE.

     (b) All sales of the PRODUCT in the TERRITORY shall be invoiced by MEDIMMUNE.

     (c) All terms of sale including, without limitation, policies concerning pricing, credit terms, cash discounts and returns and
                                 (PAGE 3)
     allowances shall be set by MEDIMMUNE consistent with MEDIMMUNE's normal internal selling practices and in accordance with GAAP, consistently applied.

     (d) All customer orders for the PRODUCT shall be received and executed by MEDIMMUNE or its designee. If ABBOTT receives any orders it shall refer such to MEDIMMUNE. MEDIMMUNE, or its designee, shall use reasonable efforts to fill PRODUCT orders.
     (e) PRODUCT shall be marketed by the PARTIES hereto under a single trademark selected, registered and maintained by MEDIMMUNE and owned by MEDIMMUNE.

     (f) ABBOTT shall give MEDIMMUNE notice of any PRODUCT complaint, including but not limited to any adverse drug experience (as defined in 21 CFR 314.80 or any successor provision thereto) which ABBOTT obtains information in accordance with the following procedure:

                    (i) information concerning any adverse drug experience associated with the PRODUCT shall be reported to MEDIMMUNE's designated medical liaison by telefax within twenty-four
               (24) hours and by hard copy in writing within three (3) days after initial receipt of such information;

                    (ii) ABBOTT's report to MEDIMMUNE shall contain (a) the
               date the report was received by ABBOTT; (b) the name of the reporter; (c) the address and telephone number of the reporter; and (d) an indication of the adverse drug experience; and

                    (iii) all other PRODUCT complaints not covered by (i)
               above shall be reported to MEDIMMUNE in writing at least once each month.

     MEDIMMUNE shall investigate all adverse drug experiences and non-clinical complaints associated with the PRODUCT, including those reported to MEDIMMUNE by ABBOTT, and as appropriate report such information to the FDA. In addition, so long as ABBOTT is a co-promoter of PRODUCT, MEDIMMUNE shall provide ABBOTT with a summary of all adverse drug experiences and clinical complaints received by MEDIMMUNE, during each calendar quarter and all material comments of the FDA with respect thereto within thirty (30) days after the end of such calendar quarter; provided, however, MEDIMMUNE shall provide ABBOTT prompt written notice of any adverse side effect experienced in response to the use of PRODUCT.

     (g) MEDIMMUNE warrants that the PRODUCT (i) shall be manufactured in conformance with all applicable federal, state and local statutes, ordinances and regulations, (including, without limitation, the Federal Food Drug and Cosmetic Act (FD&C) and the regulations
                                 (PAGE 4)
     thereunder such as current Good Manufacturing Practices), as the same may be amended from time to time, (ii) at the time of shipment by MEDIMMUNE shall not be adulterated or misbranded within the meaning of the FD&C, and (iii) at the time of shipment by MEDIMMUNE shall not be a product which would violate any section of the FD&C if introduced into interstate commerce.

     (h) MEDIMMUNE agrees that MEDIMMUNE will not without ABBOTT's written consent discount the selling price of PRODUCT in order to promote the sales of other products of MEDIMMUNE and that it will conduct all price negotiations in good faith on an arms length basis.

     (i) In addition to MEDIMMUNE's obligations set forth in Section 2.3(h) above, MEDIMMUNE shall, after the first YEAR, advise and consult with ABBOTT prior to any reduction of the price at which the PRODUCT shall be marketed, promoted and sold in the TERRITORY to the extent such proposed reduced price is less than the average selling price per unit of PRODUCT achieved during the first YEAR; provided, however, MEDIMMUNE shall make the final decision regarding such price reduction.

     (j) If there is a change in market conditions which affects the economics of this Agreement, both PARTIES will discuss modifications to this Agreement to address such changed market conditions. However, neither party shall be obligated to agree to such modifications to the terms of this Agreement.

2.3  Advisory Marketing Committee.

     (a) So long as ABBOTT continues as a co-promoter of PRODUCT, there shall be a joint committee to advise MEDIMMUNE with respect to the marketing and selling of PRODUCT in the TERRITORY (the "COMMITTEE"). The COMMITTEE shall be composed of three members appointed by ABBOTT and three members appointed by MEDIMMUNE, with one of the members appointed by MEDIMMUNE being Chairman of the COMMITTEE. The COMMITTEE shall consider PRODUCT supply issues.

     (b) The COMMITTEE shall meet at the call of the Chairman, but not less than once each calendar quarter, at the offices of MEDIMMUNE or such other place in the TERRITORY designated by the Chairman to advise as to the coordination and implementation of a MARKETING PLAN for the PRODUCT. A quorum for the conduct of business at any meeting of the COMMITTEE shall consist of at least two representatives of ABBOTT and at least two MEDIMMUNE representatives. If the COMMITTEE fails to agree on a matter, the matter shall be referred to the President of MEDIMMUNE and the President of the Ross Products Division. MEDIMMUNE will consider ABBOTT's input, but shall have the final authority with respect to any recommendations of the COMMITTEE.
                                 (PAGE 5)
     (c) The COMMITTEE shall assist and advise MEDIMMUNE in the development of a MARKETING PLAN for each YEAR PRODUCT will be sold in the TERRITORY.

     (d) In the event a decision is made by ABBOTT to sample the PRODUCT, ABBOTT shall pay for its samples at MEDIMMUNE's fully allocated cost therefor.

     (e)  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

     (f) MEDIMMUNE shall prepare or approve all promotional materials for PRODUCT. Such promotional material will identify both PARTIES. MEDIMMUNE shall be responsible for all costs associated with developing promotional materials.

     (g) MEDIMMUNE shall supply ABBOTT with such promotional materials at MEDIMMUNE's fully allocated direct cost. Each PARTY shall be responsible for the costs and expenses of its sales force and for all of its selling expenses, including but not limited to sales training and sales meetings. The PARTIES agree to cooperate with each other with respect to such sales training.

2.4  Reporting and Payment.

     (a) In each YEAR, in which ABBOTT is co-promoting PRODUCT, in lieu of any other compensation, ABBOTT shall receive the following payment on NET SALES of PRODUCT sold for use in the TERRITORY by MEDIMMUNE or its AFFILIATES as follows:

                    (x)  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

                    (y)  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

                    (z)  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)


          (b)  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

     (c) All sums due under this Agreement shall be payable in U.S. Dollars by federal funds wire transfer or by check as instructed in writing by the party to receive such payment from time to time. All amounts due under Section 2.4 shall be paid on a calendar quarter basis, within forty-five (45) days after the end of the quarter. With each quarterly payment, MEDIMMUNE shall deliver to ABBOTT a full and accurate accounting to include at least the following information:

                              (i)  Quantity of PRODUCT sold by MEDIMMUNE,

                              (ii) Total amount invoiced for PRODUCT,
                                 (PAGE 6)
                              (iii)Calculation of NET SALES,

                              (iv) Total compensation payable to ABBOTT.

     (e) Each PARTY shall keep complete and accurate records as are required to verify compliance with this Agreement. Such records shall be retained and made available for reasonable review by an independent public accounting firm acceptable to both PARTIES upon reasonable notice, during normal business hours and no more than once each YEAR, and at the reviewing PARTY's expense, for the purposes of verifying the accuracy of the accounting. Each document from which the reports and statements are prepared pursuant to this Agreement shall be retained for two (2) years, and the right of inspection and the right of audit hereunder shall terminate with respect thereto at the end of such two (2) year period. In the event that such inspection shall indicate that in any calendar year that the payments which should have been paid by MEDIMMUNE are at least five percent (5%) greater than those which were actually paid by MEDIMMUNE, then MEDIMMUNE shall pay the cost of such inspection. All underpayments are immediately due and payable.

2.6  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

2.7 Each PARTY shall promptly notify the other PARTY in writing of any facts relating to the advisability of the recall, destruction or withholding from the market of the PRODUCT anywhere in the world (collectively, "Recall"). If at any time (a) any governmental or regulatory authority in the TERRITORY issues a request, directive or order for a Recall; (b) a court of competent jurisdiction orders a Recall in the TERRITORY; or (c) MEDIMMUNE determines, following consultation with ABBOTT (except in emergency situations in which there is insufficient time for such consultation), that a Recall in the TERRITORY is necessary or advisable, MEDIMMUNE shall take all appropriate corrective actions, at MEDIMMUNE's expense, to effect the Recall and ABBOTT shall provide MEDIMMUNE with such cooperation in connection with the Recall as MEDIMMUNE may reasonably request.

3.   INDEMNITY

3.1 (a) MEDIMMUNE shall defend, indemnify and hold harmless ABBOTT, AFFILIATES of ABBOTT and their respective directors, officers, agents and employees, from and against any and all liability, loss, damages and expenses (including attorneys' fees) as the result of THIRD PARTY claims, demands, costs or judgments which may be made or instituted against any of them arising out of (i) any negligent act or omission or willful misconduct of MEDIMMUNE, AFFILIATES of MEDIMMUNE or any of their respective officers, directors, agents or employees with respect to PRODUCT, (ii) any violation of approved labeling or any applicable statute or regulation with respect to PRODUCT, or breach of
                                 (PAGE 7)
     this Agreement or any representation or warranty hereunder, by MEDIMMUNE, AFFILIATES of MEDIMMUNE or any of their respective officers, directors, agents or employees, (iii) the manufacture, possession, packaging, distribution (except for the distribution of PRODUCT samples by ABBOTT representatives), use, testing, sale or other disposition of the PRODUCT, or (iv) any claim against ABBOTT for patent or trademark infringement in connection with the manufacture,
     use or sale of the PRODUCT.   MEDIMMUNE shall not be obligated to
     indemnify an indemnified party to the extent that any claims against an indemnified party result from (i) any negligent act or omission or willful misconduct of ABBOTT, AFFILIATES of ABBOTT or any of their respective officers, directors, agents, or employees with respect to the PRODUCT, or (ii) any violation of approved labeling or any applicable statute or regulation with respect to PRODUCT (provided that ABBOTT shall not be deemed to be in violation of this provision by using promotional materials provided by MEDIMMUNE), or breach of this Agreement or any representation or warranty hereunder, by ABBOTT, AFFILIATES of ABBOTT or any of their respective officers, directors, agents, or employees with respect to the PRODUCT, or (iii) marketing of the PRODUCT or any other action with respect to PRODUCT by ABBOTT, AFFILIATES of ABBOTT or any of their respective officers, directors, agents or employees, in each case which is not in compliance with applicable law, rules or regulation, (ABBOTT shall not be deemed to be in violation of this provision for using promotional materials provided by MEDIMMUNE) or (iv) any claim warranty or representation by ABBOTT, AFFILIATES of ABBOTT or any of their respective officers, directors, agents or employees with respect to PRODUCT which has not been approved in advance by MEDIMMUNE. MEDIMMUNE shall have the exclusive right to control the defense of any action which is to be indemnified in whole by MEDIMMUNE hereunder, including the right to select counsel reasonably acceptable to ABBOTT to defend ABBOTT, and to settle any claim, provided that, without the written consent of ABBOTT (which shall not be unreasonably withheld or delayed), MEDIMMUNE shall not agree to settle any claim against ABBOTT. The provisions of this paragraph shall survive and remain in full force and effect after any termination, expiration or cancellation of this Agreement and MEDIMMUNE'S obligation hereunder shall apply whether or not such claims are rightfully brought.

     (b) ABBOTT shall defend, indemnify and hold harmless MEDIMMUNE, AFFILIATES of MEDIMMUNE, and their respective directors, officers, agents and employees, from and against any and all liability, loss, damages and expenses (including attorneys' fees) as the result of THIRD PARTY claims, demands, costs or judgments which may be made or instituted against any of them arising out of (i) any negligent act or omission or willful misconduct of ABBOTT, AFFILIATES or ABBOTT or any of their respective officers, directors, agents or employees, with respect to the Product or (ii) any violation of approved labeling or any applicable statute or regulation with respect to PRODUCT (ABBOTT
                                 (PAGE 8)
     shall not be deemed to be in violation of this provision by using promotional material provided by MEDIMMUNE), or breach of this Agreement or any representation or warranty hereunder, by ABBOTT, AFFILIATES of ABBOTT or any of their respective officers, directors, agents or employees, or (iii) the marketing of the PRODUCT, or any other action of ABBOTT, AFFILIATES of ABBOTT or any of their respective officers, directors, agents or employees, with respect to PRODUCT in each case which is not in compliance with applicable law, rules or regulation (provided that ABBOTT shall not be deemed to be in violation of this provision by using promotional materials provided by MEDIMMUNE), or (iv) from any claim, warranty or representation of ABBOTT, AFFILIATES of ABBOTT or any of their respective officers, directors, agents or employees, with respect to PRODUCT which has not been approved in advance by MEDIMMUNE. ABBOTT shall not be obligated to indemnify an indemnified party to the extent that any claims against an indemnified party result from (i) any negligent act or omission or willful misconduct of MEDIMMUNE, or Affiliates of MEDIMMUNE or any of their respective officers, directors, agents or employees with respect to the PRODUCT, (ii) any violation of approved labeling or any applicable statute or regulation with respect to PRODUCT, or breach of this Agreement or any representation or warranty hereunder, by MEDIMMUNE, AFFILIATES of MEDIMMUNE or any of their respective officers, directors, agents or employees, (iii) the manufacture, possession, packaging, distribution (except for the distribution of PRODUCT samples by ABBOTT representatives), use, testing, sale or other disposition of the PRODUCT, or (iv) any claim against ABBOTT for patent or trademark infringement in connection with the manufacture, use or sale of the PRODUCT. ABBOTT shall have the exclusive right to control the defense of any action which is to be indemnified in whole by ABBOTT hereunder, including the right to select counsel reasonably acceptable to MEDIMMUNE to defend MEDIMMUNE, and to settle any claim, provided that, without the written consent of MEDIMMUNE (which shall not be unreasonably withheld or delayed), ABBOTT shall not agree to settle any claim against MEDIMMUNE. The provisions of this paragraph shall survive and remain in full force and effect after any termination, expiration or cancellation of this Agreement and ABBOTT'S obligation hereunder shall apply whether or not such claims are rightfully brought.

3.2  A person or entity  that intends to claim indemnification under this
     Article 6 (the "Indemnitee") shall promptly notify the other PARTY (the "Indemnitor") of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor, after it determines that indemnification is required of it, shall assume the defense thereof with counsel mutually satisfactory to the PARTIES; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor if Indemnitor does not assume the defense, or if representation of such Indemnitee by the counsel
                                 (PAGE 9)
     retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other person represented by such counsel in such proceedings. The indemnity agreement in this Article shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article. The Indemnitee under this Article, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigations of any action, claim or liability covered by this indemnification. In the event that each PARTY claims indemnity from the other and one PARTY is finally held liable to indemnify the other, the Indemnitor shall additionally be liable to pay the reasonable legal costs and attorneys' fees incurred by the Indemnitee in establishing its claim for indemnity.

4.   TERM AND TERMINATION

4.1 Except if sooner terminated as provided herein, this Agreement shall be effective as of the date hereof and shall continue for so long as MEDIMMUNE or its AFFILIATE is selling PRODUCT in the TERRITORY.

4.2 Expiration or termination of this Agreement shall not relieve the PARTIES of any obligation accruing prior to such expiration or termination nor preclude either PARTY from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either PARTY's right to obtain performance of any obligation provided for in this Agreement which expressly survives expiration or termination. The provisions of
     Article 3 and Sections 4.2, 4.5, 5.7, 5.11, 5.12, and 5.15 shall survive the expiration or termination of this Agreement as well as any other provision which by its intent is meant to survive expiration or termination of this Agreement.

4.3 Notwithstanding any other provision of this Agreement, either PARTY may terminate this Agreement by notice in writing to the other upon or at any time after the occurrence of any of the following events:

               (i) if the other commits a material breach of this Agreement which (a) in the case of a breach capable of a remedy, shall not have been remedied within sixty (60) days of the receipt by the other of written notice identifying the breach and requiring its remedy and (b) continues to exist at the time of notice of
                                 (PAGE 10)
               termination; or

               (ii) if the other is unable to pay its debts, becomes bankrupt or insolvent, or enters into liquidation whether compulsorily or voluntarily, or compound with or convenes a meeting of its creditors, or has a receiver appointed over all or part of its assets, or takes or suffers any similar action in consequence of a debt, or ceases for any reason to carry on business.

4.4 If the THRESHOLD set forth in Section 2.4 has not been or is not going to be achieved in a YEAR, after the first YEAR, either PARTY shall have the right to terminate this Agreement by written notice to the other PARTY no earlier than April 1 and no later than April 30th of the applicable YEAR effective at the end of such YEAR, provided, however, that by written notice to MEDIMMUNE given within twenty (20) days following ABBOTT's receipt of MEDIMMUNE's termination notice, ABBOTT may elect to pay MEDIMMUNE (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) of the difference between the THRESHOLD for the applicable YEAR and the NET SALES of PRODUCT for the applicable YEAR, in which case the Agreement shall not be terminated. Such amount shall be paid within (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) days after the end of the subject YEAR. The provisions of this Section 4.4 shall not be applicable if the failure by ABBOTT to reach the THRESHOLD results from an inability of MEDIMMUNE to timely deliver PRODUCT.

4.5 Upon termination of this Agreement, ABBOTT shall have no further rights whatsoever in the PRODUCT in the TERRITORY, including but not limited to any rights to co-promote the PRODUCT or to the payment set forth hereunder.

4.6 Notwithstanding any other provision of this Agreement, MEDIMMUNE may suspend or terminate sale of PRODUCT if the FDA takes any action the result of which is to prohibit or restrict the manufacture or sale or introduction into interstate commerce of the PRODUCT. Such termination or suspension shall not be deemed a termination of this Agreement. MEDIMMUNE shall promptly notify ABBOTT of any such action by the FDA.

4.7 Notwithstanding any other provision of this Agreement, upon six (6) months prior written notice to ABBOTT, MEDIMMUNE may terminate, manufacture, and/or use, and/or sale of PRODUCT in the TERRITORY, within its sole discretion and thereby terminate this Agreement. Such termination shall not be deemed a breach of this Agreement.

5.   MISCELLANEOUS

5.1 Independent Contractor. The relationship between MEDIMMUNE and ABBOTT is that of independent contractors. MEDIMMUNE and ABBOTT are not joint venturers, partners, principal and agent, master and servant,
                                 (PAGE 11)
     employer or employee, and have no relationship other than as independent contracting parties. MEDIMMUNE shall have no power to bind or obligate ABBOTT in any manner. Likewise, ABBOTT shall have no power to bind or obligate MEDIMMUNE in any manner. Except as permitted in Section 2.3(e), neither PARTY shall have any responsibility for the hiring, firing, compensation or employee's benefits of the other PARTY'S employees.

5.2 Nonassignability. This Agreement may not be assigned or otherwise transferred by either PARTY without the consent of the other PARTY; provided, however, that either PARTY may, without such consent, assign this Agreement and its rights and obligations hereunder to its AFFILIATES or in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger or consolidation or change in control or similar transaction. Any purported assignment in violation of the preceding sentences shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement, provided that such assigning party shall remain primarily liable hereunder in the case of an assignment to an AFFILIATE.

5.3 Modification. This Agreement constitutes the entire agreement among the PARTIES with respect to the subject matter hereof and supersedes all prior agreements, understandings, and discussions, whether oral or written of the PARTIES with respect to the subject matter hereof. Any modification of this Agreement shall be effective only when in writing and signed by the PARTIES and specifically states that it is an amendment to this Agreement.

5.4 Notices. Any notices expressly provided for under this Agreement shall be in writing, shall be given either manually or by mail, facsimile message, telegram, telex or other written means, and shall be deemed sufficiently given if and when received by the PARTY to be notified at its address set forth below, or if and when mailed by certified or registered mail, postage prepaid, addressed to the PARTY at such address stated below. Either PARTY may, by notice to the other PARTY, change its address for receiving such notices.

     To MEDIMMUNE:                MedImmune, Inc.
                                  35 West Watkins Mill Road
                                  Gaithersburg, MD 20878
                                  Attn: CEO
                                  Telephone No.: 301-417-0770
                                  Fax No.: 301-527-4201


                                (PAGE 12)

     To ABBOTT:                   Ross Products Division
                                  625 Cleveland Avenue
                                  Columbus, OH 43215
                                  Attn: President
                                  Telephone No.: 614-624-7677
                                  Fax No.: 614-624-7030

     with copy to:                Abbott Laboratories
                                  D-364, AP6D
                                  100 Abbott Park Road
                                  Abbott Park, IL 60064
                                  Attn: General Counsel
                                  Telephone No.: 847-937-5210
                                  Fax No.: 847-938-1342


5.5 Severability. If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the term hereof, it is the intention of the PARTIES that the remainder of this Agreement shall not be affected thereby provided that a PARTY's rights under this Agreement are not materially affected. It is further the intention of the PARTIES that in lieu of each such provision which is invalid, illegal, or unenforceable, there be substituted or added as part of this Agreement a provision which shall be as similar as possible in economic and business objectives as intended by the PARTIES to such invalid, illegal or unenforceable provision, but shall be valid, legal and enforceable. In the event a party's rights are materially affected as a result of a change in this Agreement under this Section, such PARTY may terminate this Agreement.

5.6 Public Announcements. MEDIMMUNE and ABBOTT each agrees not to disclose any terms or conditions of this Agreement to any third party or to make any public statement about this Agreement or wherein the name of the other PARTY is used without the prior written consent of the other PARTY (which shall not be unreasonably withheld or delayed), except as is required by applicable law, rule or regulation; provided
     (i) that if this Agreement is required to be filed as part of any public document the filing PARTY shall, to the fullest extent permitted under such law, rule or regulation, request that confidential treatment be afforded to this Agreement; or (ii) that either PARTY may allow a third party to review this Agreement as part of an overall due diligence examination of such PARTY in connection with any potential financing, acquisition, disposition or other business combination; provided that such third party is under obligation of confidentiality. In the event of a disclosure permitted
                                 (PAGE 13)
     under this Section, the disclosing PARTY shall nonetheless provide the non-disclosing PARTY with notice of such disclosure prior to disclosure, and will, to the extent reasonably possible, provide the non-disclosing PARTY with an opportunity to correct same. A PARTY shall not be required to provide the other PARTY with a disclosure which has been previously provided to a PARTY.

5.7 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland with regard to choice of law principles.

5.8 Force Majeure. Neither PARTY shall be held liable or responsible to the other PARTY nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement other than a payment provision when such failure or delay is caused by or results from causes beyond the reasonable control of the affected PARTY including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other PARTY. Upon the occurrence of such event, the affected PARTY shall give prompt written notice of such event to the other PARTY.

5.9 Waiver. Any delay in enforcing a PARTY's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of a PARTY's right to the future enforcement of its rights under this Agreement, excepting only as to an expressed written and signed waiver as to a particular matter for a particular period of time.

5.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.11 Nondisclosure Obligations.

     (a) During the term of this Agreement, it is contemplated that a PARTY will disclose to the other PARTY proprietary and confidential technology, specifications, technical information and the like which are owned or controlled by a PARTY ("Confidential Information"). The receiving PARTY agrees to retain the disclosing PARTY's Confidential Information in confidence and not to disclose any such Confidential Information to a THIRD PARTY without the prior written consent of the disclosing PARTY and to use the disclosing PARTY's Confidential Information only for the purposes of this Agreement. The obligations of confidentiality will not apply to Confidential Information which:
                                 (PAGE 14)

                    (i) was known to the receiving PARTY or generally known to the public prior to its disclosure hereunder;

                    (ii) subsequently becomes known to the public by some
               means other than a breach of this Agreement;

                    (iii)is subsequently disclosed to the receiving PARTY
               by a third party having a lawful right to make such disclosure;

                    (iv) is required by law or bona fide legal process to
               be disclosed provided that the receiving PARTY takes all reasonable steps to restrict and maintain confidentiality of such disclosure and provides reasonable prior notice to the disclosing PARTY; or

                    (v)  is approved for release by the PARTIES.

     (b) Upon termination or expiration of this Agreement, each PARTY shall return to the other PARTY all tangible forms of confidential information furnished by the other PARTY, including all copies thereof and all memoranda of oral disclosure, except that each PARTY may retain one copy in its files to ensure compliance with any legal obligations.

     (c) This Section shall survive until the tenth anniversary of the termination or expiration of this Agreement.

5.12 Non-Compete.

     (a) During the period that ABBOTT is co-promoting PRODUCT under this Agreement and for (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED), ABBOTT agrees that neither ABBOTT nor an AFFILIATE of ABBOTT shall promote, market or sell directly or indirectly or assist another PARTY in marketing or selling in the TERRITORY any biological and/or pharmaceutical product for prevention and/or treatment of respiratory syncytial virus disease that competes with the PRODUCT.

     (b) During the first (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED), MEDIMMUNE agrees that neither MEDIMMUNE nor an AFFILIATE of MEDIMMUNE shall promote, market or sell directly or indirectly or assist another PARTY in marketing or selling in the TERRITORY any biological and/or pharmaceutical product for prevention and/or treatment of respiratory syncytial virus disease that competes with the PRODUCT, except RESPIGAM and any product of which RESPIGAM is a component.

5.13 Authority. The PARTIES warrant and represent to each other that each has the full right and authority to enter into this Agreement, that each is not aware of any impediment which would inhibit its ability to
                                 (PAGE 15)
     perform the terms and conditions imposed on it by this Agreement, and that there are no and will be no outstanding agreements, licenses, assignments or encumbrances inconsistent with the provisions of and the rights granted under this Agreement, or which are inconsistent with or would prevent a PARTY from performing all of its obligations under this Agreement.

5.14 No Grant of License. Nothing contained herein shall be deemed to grant ABBOTT either expressly or impliedly, a license or other right or interest in any patent, trademark, trade name or logo or other similar property of MEDIMMUNE, except as may be necessary for ABBOTT to co-promote the PRODUCT as provided hereunder.

5.15 No Consequential Damages.  Except for a PARTY's obligations under
     Section 3.1, neither PARTY shall be liable to the other for any consequential, special, incidental or indirect charges.

5.16 Representations and Warranties. MEDIMMUNE represents and warrants to ABBOTT, as of the date hereof, that to the best of its knowledge, the manufacture, use, sale or offer to sell of PRODUCT in the TERRITORY does not infringe or violate any granted patent. In no event shall MEDIMMUNE's liability for a breach of this representation and warranty exceed $250,000.

     IN WITNESS WHEREOF, this Agreement has been duly executed effective on the date first above written.

By:/s/Thomas M. McNally               By:/s/David M. Mott
   Thomas M. McNally                     David M. Mott
   Senior Vice President                 President
















                                 (PAGE 16)